Exhibit 4.2

SOULGATE INC.

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$100,000 divided into

1,000,000,000 shares of a par value of US$0.0001 each, comprising of

(i) 840,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 60,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine (which shall include the affirmative vote of Tencent Director (as defined in the Articles of Association of the Company), so long as Tencent has the right to appoint Tencent Director pursuant to clause (a) of Article 89) in accordance with the Articles of Association of the Company

THIS IS TO CERTIFY THAT	is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the	day of	20 by:

DIRECTOR